Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Papa John’s International, Inc.:

We consent to the incorporation by reference in the registration statements (Nos. 333-224770, 333-173893, 333-165154, 333-168562, 333-221218, 333-149468, 333-168561) on Form S-8 of Papa John’s International, Inc. of our report dated March 8, 2019, with respect to the consolidated balance sheet of Papa John’s International, Inc. and subsidiaries as of December 30, 2018, the related consolidated statements of operations, comprehensive income, stockholders’ deficit, and cash flows for the year ended December 30, 2018, and the related notes and financial statement schedule (collectively, the consolidated financial statements), and the effectiveness of internal control over financial reporting as of December 30, 2018, which report appears in the December 30, 2018 annual report on Form 10‑K of Papa John’s International, Inc.

Our report on the consolidated financial statements refers to a change in the method of accounting for revenue from contracts with customers in 2018 due to the adoption of the new revenue standard.

/s/ KPMG LLP

Louisville, Kentucky
March 8, 2019